EXHIBIT C

                        INVESTMENT SUB-ADVISORY AGREEMENT

      AGREEMENT made this ____ day of ____________ 2000, by and between NOMURA ASSET MANAGEMENT CO., LTD., a Japanese corporation (hereinafter referred to as the "Investment Adviser") and NOMURA ASSET MANAGEMENT SINGAPORE LTD., a Singapore corporation (hereinafter referred to as the "Investment Sub-adviser").

                              W I T N E S S E T H :

      WHEREAS, Jakarta Growth Fund, Inc. (the "Fund") is engaged in business as a non-diversified, closed-end, management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

      WHEREAS, Nomura Asset Management U.S.A. Inc., a New York corporation (hereinafter referred to as the "Manager"), has entered into a management agreement with the Fund dated as of ____________, 2000 (the "Management Agreement") and an investment advisory agreement relating to the Fund with the Investment Adviser dated as of ____________, 2000 (the "Investment Advisory Agreement"); and

      WHEREAS, the Manager, the Investment Adviser and the Investment Sub-adviser are engaged in business as registered investment advisers under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Investment Sub-adviser is willing to provide investment advisory services to the Manager and the Investment Adviser in connection with the Fund's operations on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                                    ARTICLE I

                      DUTIES OF THE INVESTMENT SUB-ADVISER

      Subject to the broad supervision of the Investment Adviser and the Fund, the Investment Sub-adviser shall provide the Manager and the Investment Adviser with such economic research and securities analysis as the Manager and the Investment Adviser may request. The Investment Sub-adviser shall continuously review the Fund's holdings and shall make recommendations to the Manager and the Investment Adviser as to which such securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests, subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in filings made by the Fund under Federal securities laws. The Investment Sub-adviser shall make recommendations as to foreign currency matters and the advisability of entering into foreign exchange contracts. The Investment Sub-adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Recommendations made by the Investment Sub-adviser pursuant to this Article I shall be provided concurrently to the Manager and the Investment Adviser. The Manager shall advise the Investment Sub-adviser as to action taken or to be taken based upon such recommendations.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

      The Investment Sub-adviser shall furnish, at its own expense, all administrative services, office space, equipment and facilities, investment advisory, statistical and research services, and executive, supervisory and clerical personnel necessary to carry out its obligations under this Agreement.

                                   ARTICLE III

                   COMPENSATION OF THE INVESTMENT SUB-ADVISER

      For the services to be rendered as provided herein, the Investment Adviser shall pay to the Investment Sub-adviser at the end of each calendar month a fee based upon the average weekly value of the net assets of the Fund at the annual rate of 0.25% of the Fund's average weekly net assets (i.e., the average weekly value of the total assets of the Fund minus the sum of accrued liabilities of the Fund), commencing on the day following effectiveness hereof. For purposes of this calculation, average weekly net assets is determined at the end of each month on the basis of the average net assets of the Fund for each week during the month. The assets for each weekly period are determined by averaging the net assets at the last business day of the prior week. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month that this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. During any period when the determination of net asset value is suspended by the Board of Directors of the Fund, the average net asset value of a share for the last week prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding week until it is again determined.

                                   ARTICLE IV

              LIMITATION OF LIABILITY OF THE INVESTMENT SUB-ADVISER

      The Investment Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Investment Sub-adviser" shall include any affiliates of the Investment Sub-adviser performing services for the Fund contemplated hereby and directors, officers, partners and employees of the Investment Sub-adviser and such affiliates.

                                    ARTICLE V

                    ACTIVITIES OF THE INVESTMENT SUB-ADVISER

      The services of the Investment Sub-adviser to the Fund are not to be deemed to be exclusive, the Investment Sub-adviser and any person controlled by or under common control with the Investment Sub-adviser (for purpose of this Article V referred to as "affiliates") being free to render services to others. It is understood that directors, officers, employees and shareholders of the Manager and the Investment Adviser are or may become interested in the Investment Sub-adviser and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Investment Sub-adviser and its affiliates are or may become similarly interested in the Manager, the Investment Adviser or the Fund, and that the Investment Sub-adviser is or may become interested in the Manager, the Investment Adviser or the Fund as shareholder or otherwise.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

      This Agreement shall become effective as of the date first above written and shall remain in force until ____________, 2002 and thereafter, but only so long as the Management Agreement and the Investment Advisory Agreement remain in force and provided that such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Investment Adviser, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund or by the Investment Sub-adviser, on sixty days' written notice to the parties hereto. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement or the Investment Advisory Agreement.

                                   ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

      This Agreement may be amended by the parties only if such amendment is specifically approved in accordance with applicable requirements under the Investment Company Act.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  GOVERNING LAW

      This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York or any of the provisions herein conflict with the applicable provisions of the Investment Company Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        NOMURA ASSET MANAGEMENT CO., LTD.

                                        By______________________________________


                                        NOMURA ASSET MANAGEMENT SINGAPORE LTD.

                                        By______________________________________

                      [This Page intentionally left blank]

                      [This Page intentionally left blank]

                      [This Page intentionally left blank]